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                                  EXHIBIT 10.10

                          [LETTERHEAD OF IMANAGE, INC.]



September 25, 1998


Mark Culhane
315 Concord Drive
Menlo Park, CA 94025

Dear Mark:

I am pleased to offer you a position with NETRIGHT TECHNOLOGIES, INC. (the "Company") as Chief Financial Officer as of October 1, 1998. If you decide to join us, your Compensation package would be as follows:

1. You will receive a monthly salary of $11,666.67, which will be paid semi-monthly in accordance with the Company's normal payroll procedures.

2. We will recommend that the Board of Directors grant you an incentive stock option to purchase 150,000 shares of the NetRight Technologies common stock with an exercise price equal to the then current fair market value of the common stock, as determined by the Board of Directors. Subject to your continued employment with the Company, twenty-five percent (25%) of the option shares will vest on the first anniversary of your first day of employment, and the remaining shares will vest in thirty-six (36) equal monthly installments thereafter. This option will be subject to the terms and conditions of the Company's 1997 Stock Option Plan (the "Plan") and the standard form of Incentive Stock Option Agreement (the "Option Agreement').

        We will also recommend that the Board of Directors grant you an incentive stock option to purchase an additional 30,000 shares of the NetRight Technologies common stock with an exercise price equal to the then current fair market value of the common stock, as determined by the Board of Directors. Subject to your continued employment with the Company, twenty-five percent (25%) of the option shares shall vest on the second anniversary of your first day of employment, with the remaining shares vesting in thirty-six (36) equal monthly installments thereafter. This option will also be subject to the terms and conditions of the Plan and Option Agreement.

3.      You will receive a sign-on bonus of $10,000.00.

4.      Up to 15% of your base salary as a bonus upon achieving mutually defined
        MBO'S.

5. In the event of your Constructive Termination (as defined below) within twelve (12) months following a Transfer of Control (as such term is defined in Section 8.1(b) of the Plan), and provided you execute a release in the form attached hereto as Exhibit -------- A, you will be entitled to the following benefits: (i) six (6) months of your base salary, paid semi-monthly in accordance with the Company's normal payroll practices; and (ii) the vesting and exercisability of your outstanding stock options will immediately accelerate in an amount equal to the lesser of: (A) sixty percent (60%) of the total number of shares subject to each respective option or (B) the remaining unvested shares under each respective option as of the date of the Constructive Termination.

        For purposes of this letter agreement:

        "Constructive Termination" means a termination of your employment by the Company (or any successor entity) other than for Cause, or your resignation from the Company (or any successor entity) within thirty
        (30) days following an event deemed to be Good Reason.


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        "Cause" means (A) willful misconduct or gross negligence in performance of your duties hereunder, including your refusal to comply in any material respect with the legal directives of the Company's Board of Directors; (B) dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially harms the Company or is materially detrimental to the Company's reputation, including any felony conviction; or (C) a breach of any element of the Company's Employee Inventions and Proprietary Rights Assignment Agreement, including without limitation, theft or other misappropriation of the Company's proprietary information.

        "Good Reason" means (A) a material adverse change in your position; (B) a reduction of your base salary, unless such reduction is in connection with similar decreases of the other members of the Company's management team; or (C) without your prior written consent, a requirement by the Company that you relocate to a facility more than fifty (50) miles from your current principal workplace.

6. In addition you will be eligible for the Company's standard benefits package including paid vacation and 401k plan when it is instituted.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out or our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Jose, California. HOWEVER, we agree that this arbitration provision shall not apply to any dispute or claim relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary or confidential information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records.

You will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to working with you at NETRIGHT TECHNOLOGIES, INC.

Welcome aboard!

Sincerely,


 /s/ Mahmood Panjwani
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Mahmood Panjwani
President and CEO
NETRIGHT TECHNOLOGIES, INC.


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AGREED TO AND ACCEPTED

/s/ Mark Culhane                            9/28/98
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Mark Culhane                                Date